Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1of our report dated January 22, 2010 with respect to the December 31, 2009 audited financial statements of Eastern World Solutions.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

MALONEBAILEY, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

January 22, 2010